Exhibit 99.1

Mobiquity Technologies Taps Apple Exec for Business Development, Partnerships

Mobile marketing company hires former Apple Senior Director of Sales, Michael Pinkman

NEW YORK, Nov. 25, 2013 -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), the nation’s largest location-based mobile marketing Bluetooth network, today announced the appointment of Michael Pinkman as Executive Consultant. Michael Pinkman, CEO of Channel G2M, brings more than 25 years of technology experience and relationships from Apple Inc., Adobe Systems and other blue chip technology companies to Mobiquity.

“Michael has an incredible track record of success, driving over $1 billion in sales for Apple and helping Fortune technology companies with business strategy and industry relationships that drive significant revenue,” said Dean Julia, Co-Chief Executive Officer of Mobiquity Technologies. “With Apple’s adoption of Bluetooth based iBeacon and Airdrop, it’s an exciting time for location-based marketing via Bluetooth and we look forward to benefiting from Michael’s expertise and industry relationships to accelerate our growth at this critical time.”

Prior to joining Mobiquity, Pinkman spent 11 years at Apple as a Senior Director of Sales. In this role he generated billions in revenue, managed business development and sales strategy across several lines of business.  He helped plan and execute product launch plans for iPhone, iPad, Mac and iPod.  Prior to Apple, Pinkman served as Vice President, Worldwide Sales at Preview Systems and HyCurve.  Additionally, he spent 11 years as Director of Sales and Marketing, North America for Adobe Systems where he generated more than $350 million in revenue.

"In mobile marketing, location is king and Mobiquity Technologies cornered a niche in the market with its nationwide Bluetooth network,” said Michael Pinkman. “Mobiquity has a unique  ability to deliver relevant, actionable ads based on location, and I see very practical synergies with Apple and other tech powerhouses making investments in Bluetooth (BLE) technology.”

About Mobiquity Technologies

Mobiquity is a technology company focusing on connecting Fans (consumers) and Brands through Online, Social and Mobile Platforms. Mobiquity Technologies is in position to revolutionize location-based mobile marketing platforms through social registration, gamification and rewards by creating a Universal Location Based Mobile Marketing Ecosystem that maximizes “Fan Engagement” through a single platform of Bluetooth (BLE), Wi-Fi, NFC, QR, Beacon Technology and a universal App.

For more information you can visit:
www.mobiquitytechnologies.com
www.mobiquitynetworks.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

For Media Inquiries:	For Investor Inquiries:
PenVine for Mobiquity Technologies	Legend Securities, Inc.
Jennifer Schenberg	John Columbia
917-445-4454	718-233-2627
jennifer@penvine.com	jcolumbia@legendsecuritiesinc.com